Exhibit 5.1

March 26, 2021

Genpact USA, Inc.

Genpact Luxembourg S.à r.l.

$350,000,000 1.750% Senior Notes due 2026

Ladies and Gentlemen:

We have acted as counsel for Genpact USA, Inc., a Delaware corporation (“Genpact USA”), and as special New York counsel to Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Genpact SARL” and, together with Genpact USA, the “Co-Issuers”), and Genpact Limited, an exempted limited liability company organized under the laws of Bermuda (“Genpact Limited”), in connection with the public offering and sale by the Co-Issuers of $350,000,000 aggregate principal amount of 1.750% Senior Notes due 2026 (the “Notes”), and the related guarantee of the Notes by Genpact Limited (the “Guarantee”), to be issued under the indenture dated as of March 26, 2021 (the “Base Indenture”), as supplemented by the first supplemental indenture dated as of March 26, 2021 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Co-Issuers, Genpact Limited, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in accordance with the underwriting agreement dated March 23, 2021 (the “Underwriting Agreement”), among the Co-Issuers, Genpact Limited, and Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters listed on Schedule I thereto (the “Underwriters”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture (including the Guarantee therein) and the form of the Notes included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by Genpact Limited, Genpact SARL and the Trustee and that the form of the Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Notes have been duly authorized by Genpact SARL and executed, authenticated (including the due authentication of the Notes by the Trustee) and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement, and upon payment of the consideration therefor as provided for therein, the Notes will constitute legal, valid and binding obligations of Genpact SARL enforceable against Genpact SARL in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. When the Notes have been executed, authenticated (including the due authentication of the Notes by the Trustee) and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement, and upon payment of the consideration therefor as provided for therein, the Notes will constitute legal, valid and binding obligations of Genpact USA enforceable against Genpact USA in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

3. When the Notes have been duly authorized by Genpact SARL and when the Notes have been executed, authenticated (including the due authentication of the Notes by the Trustee) and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement, and upon payment of the consideration therefor as provided for therein, the Guarantee will constitute the legal, valid and binding obligation of Genpact Limited enforceable against Genpact Limited in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Luxembourg or Bermuda. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of other jurisdictions as they relate to Genpact SARL or Genpact Limited, we have relied upon and assumed the correctness of, without independent investigation, the opinions of Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), Luxembourg counsel to Genpact SARL and Appleby (Bermuda) Limited, Bermuda counsel to Genpact Limited, each of which is being delivered to you and filed with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Genpact Luxembourg S.à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

Genpact USA, Inc.

1155 Avenue of the Americas, 4th Floor

New York, NY 10036

Genpact Limited

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

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